Exhibit 4.3
CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NEW HORIZONS WORLDWIDE, INC.

Pursuant to Section 151(g)of the
General Corporation Law of the State of Delaware

          New Horizons Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
          1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of the Company, (“Certificate of Incorporation”) the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of two million shares of Series A Convertible Preferred Stock, without par value, and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on February 7, 2005, filed a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.
          2. That no shares of the Series A Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation.
          3. That the Board of Directors of the Company has adopted the following resolutions:
     WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on February 7, 2005, the Company authorized the issuance of a series of two million shares of Series A Convertible Preferred Stock, without par value, of the Company and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

     WHEREAS, as of the date hereof no shares of such Series A Convertible Preferred Stock are outstanding and no shares of such Series A Convertible Preferred Stock will be issued subject to said Certificate of Designation; and
     WHEREAS, all previously issued shares of Series A Convertible Preferred Stock have been reacquired and have been restored to the status of authorized and unissued shares of Preferred Stock of the Company, and the authorized number of shares of Series A Convertible Preferred Stock available for issuance has been correspondingly reduced; and
     WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Convertible Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
     NOW, THEREFORE, BE IT AND IT HEREBY IS:
     RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series A Convertible Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further
     RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series A Convertible Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
          4. That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series A Convertible Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
          IN WITNESS WHEREOF, New Horizons Worldwide, Inc. has caused this Certificate to be signed by Thomas J. Bresnan, its President, as of this 20th day of July, 2006.

New Horizons Worldwide, Inc.
By:	/s/ Thomas J. Bresnan
Thomas J. Bresnan, President